Exhibit 99.1

news release
Contact Information:
Steve Berry
NeoMagic Corporation
Chief Financial Officer
(408) 988-7020

NeoMagic® Corporation Announces Appointment of David Tomasello to its Board of Directors

Santa Clara, Calif. - August 18, 2008 - NeoMagic Corporation (Nasdaq: NMGC), a pioneer in developing mobile multimedia solutions, today announced the appointment of David Tomasello to its Board of Directors, effective as of August 15, 2008.

Mr. Tomasello has been the managing partner of Attiva Capital, an independent investment firm, since October 2006; and, a director of Bluestone Financial, an independent investment firm, since February 2008. He has been a member of the board of directors of WorldGate Communications, Inc., (Nasdaq: WGAT), a leading provider of personal video phones and related technology, since May 2007. Mr. Tomasello has also been a member of the board of directors and the audit committee of Corimon S.A.C.A., a diversified manufacturer and distributor of packaging materials, chemicals and paint in Venezuela, since 2005. In addition, Mr. Tomasello has been a member of the board of directors of Fininvest S.A., a Venezuelan commercial and residential real estate developer, since 2003. He is a graduate of Boston University with a BS/BA degree in finance.

“We are delighted to have David join our board of directors,” said Douglas R. Young, President and CEO of NeoMagic Corporation. “He has significant business relationships in the Americas and Europe and has been very active in fund-raising activities as well as assisting in growing the market share of the companies with which he has been involved. His contribution will be key to NeoMagic and we welcome him to the board.”

The Tomasello group (consisting of Mr. Antonio Tomasello, David Tomasello’s father, and Bluestone Financial LTD) is currently a major shareholder of NeoMagic’s common stock, beneficially owning approximately 5.4% of the outstanding shares. David Tomasello has the authority to vote or direct the vote of such shares.

About NeoMagic

NeoMagic Corporation delivers semiconductor chips and software that enable new multimedia features for handheld devices. These solutions offer low power consumption, small form-factor and high performance processing. The Company demonstrated one of the first solutions used for H.264 video decoding in a mobile digital TV phone, and is developing and delivering solutions for audio/video processing of the dominant mobile digital TV standards, including CMMB, ISDB-T, T-DMB and DVB-H. For its complete system solution, NeoMagic delivers a suite of middleware and sample applications for imaging, video and audio functionality, and provides multiple operating system ports with customized drivers for the MiMagic product family. NeoMagic has a strong patent portfolio that covers NeoMagic's proprietary array processing and other technology. Information on the Company may be found at http://www.neomagic.com.

NeoMagic and the NeoMagic circle logo are registered trademarks, and MiMagic and NeoMobileTV are trademarks of NeoMagic Corporation. All other trademarks are the property of their respective owners. NeoMagic disclaims any proprietary interest in the marks and names of others.